BIODRAIN MEDICAL, INC.

2915 Comers Drive, Suite 900

Eagan, MN 55212

March 6, 2013

Dr. Samuel Herschkowitz

122 Willow Street

Brooklyn, NY 11201

SOK Partners, LLC

c/o Dr. Samuel Herschkowitz

122 Willow Street

Brooklyn, NY 11201

RE: Second Amendment of Forbearance Agreement

Ladies and Gentlemen:

We refer to the letter agreement (the "Forbearance Agreement"), dated as of August 15, 2012, among BioDrain Medical, Inc. ("BioDrain"), Dr. Samuel Herschkowitz and SOK Partners, LLC ("SOK"), as amended by letter dated December 28, 2012. Capitalized terms used but not otherwise defined herein shall have the meaning ascribed thereto in the Forbearance Agreement.

The parties hereto hereby agree that Subsections 7(a) and (b) of the Forbearance Agreement are hereby amended and restated as follows:

"a. The second paragraph of the Herschkowitz Note is hereby amended and restated as follows:

"This promissory note (the "Note") is issued by the Borrower pursuant to that certain Note Purchase Agreement dated as of the date hereof (the "Purchase Agreement"), entered into between the Borrower and the Lender, and is subject to, and Borrower and Lender shall be bound by, all the terms, conditions and provisions of the Purchase Agreement. This Note shall become due and payable on April 30, 2013 (the "Maturity Date"). Capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Purchase Agreement."

b. The second full paragraph of the SOK Note is hereby amended and restated as follows:

"This promissory note (the "Note") is issued by the Borrower pursuant to that certain Note Purchase Agreement dated as of the date hereof (the "Purchase Agreement"), entered into between the Borrower and the Lender, and is subject to, and Borrower and Lender shall be bound by, all the terms, conditions and provisions of the Purchase Agreement. This Note shall become due and payable on April 30, 2013 (the "Maturity Date"). Capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Purchase Agreement."

The parties hereto further hereby agree that Subsection 8(e) of the Forbearance Agreement is hereby amended and restated as follows:

“e. In the event that the Company consummates, in substantially similar form, any of the following transactions on or prior to December 31, 2013: (i) a financing, however structured, raising not less than $1,000,000 (the “Initial Financing”), (ii) an offering of securities of the Company, any successor thereof, or its affiliate raising between $2,000,000 and $4,000,000 (the “Qualifying Round”), (iii) listing the Company’s shares on NASDAQ pursuant to an underwritten offering of the Company’s securities resulting in gross proceeds of between $5,000,000 and $30,000,000 (the “NASDAQ Underwriting”), (iv) a going-private transaction pursuant to which substantially all of the issued and outstanding shares of the Company not held by you or your affiliates would be either acquired by you or your affiliates or cancelled pursuant to a short-form merger and the Company would cease to be a reporting issuer under the Securities Act of 1933, as amended (the “Going-Private Transaction”), and (v) a sale (whether by transfer, merger or otherwise) to a third party not affiliated with you (an “Acquirer”) of not less than fifty percent (50%) of the issued and outstanding shares of the Company then outstanding, or of substantially all of the assets of the Company (the “Company Sale”, and collectively with the Initial Financing, the Qualifying Round, the NASDAQ Underwriting and the Going-Private Transaction, the “Transactions”), then the Company shall deliver to you the following compensation: (A) $75,000 upon consummation of the Initial Financing, (B) $150,000 upon consummating the Qualifying Round, (C) $200,000 upon completion of the Going-Private Transaction, (D) 3% of the gross proceeds of the NASDAQ Underwriting, which payment shall under no circumstances be less than $200,000 or greater than $1,000,000, and (E) 3% of the aggregate consideration paid by the Acquirer in the Company Sale (including the assumption of debt and, in the case of non-cash consideration, the fair market value thereof), which payment shall under no circumstances be less than $200,000 or greater than $3,000,000. The Company shall reimburse you at your actual out-of-pocket cost for reasonable expenses incurred in connection with the Transactions but in no event in an amount greater than $10,000 (the “Transaction Fees”).”

Except as specifically amended hereby, the Forbearance Agreement, the Herschkowitz Note and the SOK Note shall remain in full force and effect, unamended.

This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Please indicate your agreement with the foregoing by signing below where indicated and returning to us the enclosed executed duplicate copy of this letter agreement.

Sincerely,

BIODRAIN MEDICAL, INC.

By:
Name:
Title:

All of which is agreed and acknowledged as of the date first above written.

Dr. Samuel Herschkowitz

SOK PARTNERS, LLC

By:
Name:
Title:

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